                                                                    EXHIBIT 23.1



                       Consent of Independent Auditors'


The Board of Directors
American Software, Inc.:


We consent to incorporation by reference in Registration Statement Numbers 33-55214 and 33-83396 on Form S-8 and Registration Statement Number 33-79640 on Form S-3 of American Software, Inc. of our reports dated June 9, 1995 relating to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended April 30, 1995, which reports appear in the April 30, 1995 annual report on Form 10-K of American Software, Inc.



                                                 KPMG PEAT MARWICK LLP



Atlanta, Georgia
July 28, 1995